Exhibit 99.1

2005-7

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON ADDRESSES PLANS FOR ADOPTING SFAS 123R

HOUSTON (May 10, 2005) — Cooper Cameron Corporation has elected to defer the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) until January 1, 2006. The net impact on the Company’s 2005 earnings is expected to be a reduction in compensation expense of approximately $0.05 per share.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “In our previous earnings guidance, we had assumed we would incur approximately $0.10 per share of share-based compensation expense during 2005 for both stock options and restricted stock grants. Since we have elected to defer adoption of SFAS 123R, the amount of share-based compensation expense we expect to record during 2005 will be reduced by approximately $0.05 per share related to stock options, leaving $0.05 per share for the year in expense related to restricted stock grants,” he said.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future earnings of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.